AMENDMENT No. 7 dated as of  March 1, 2001, to the
                    Pooling and Servicing Agreement dated as of June 1, 1993, between PROVIDIAN NATIONAL BANK (formerly known as First Deposit National Bank), a national banking association, as Seller and Servicer, and BANKERS TRUST COMPANY, a New York banking corporation, as Trustee.

          WHEREAS the Seller, the Servicer and the Trustee are parties to the Pooling and Servicing Agreement dated as of June 1, 1993, as amended by AMENDMENT No. 1 dated as of May 1, 1994, AMENDMENT No. 2 dated as of June 1, 1995, AMENDMENT No. 3 dated as of March 1, 1997, AMENDMENT No. 4 dated as of June 1, 1998, AMENDMENT No. 5 dated as of August 1, 1998, AMENDMENT No. 6 dated as of February 1, 2000, and as supplemented by SUPPLEMENTAL AGREEMENT No. 1 dated as of January 1, 1998 (as so amended and supplemented, the "Agreement"); and

          WHEREAS the Seller, the Servicer and the Trustee now wish to amend the Agreement as set forth herein;

          NOW, THEREFORE, the Seller, the Servicer and the Trustee hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Defined Terms Not Defined Herein. All capitalized terms used herein that are not defined herein shall have the meaning ascribed to them in the Agreement.

                                   ARTICLE II

                             AMENDMENTS TO AGREEMENT

          SECTION 2.01. Amendments to Section 1.01 of the Agreement.
Section 1.01 of the Agreement is hereby amended as follows:

          (a) The definition of the term "Finance Charge Receivables" is amended to read in its entirety as follows:

          "Finance Charge Receivables" shall mean, with respect to any Monthly Period, all amounts billed to the Obligors on any Account at the beginning of such Monthly Period and in respect of (i) Periodic Finance Charges, (ii) Returned Cash Advance Check Fees, (iii) Late Fees, (iv) Overlimit Fees, (v) Returned Payment Check Fees and (vi) all other fees and charges (excluding Principal Receivables). Collections of Finance Charge Receivables, with respect to any Monthly Period, shall include a portion, determined pursuant to Section 2.07(i), of the Interchange paid to the Sellers through the MasterCard System, the VISA System and any other similar entity's or organization's system relating to consumer revolving credit card accounts with respect to such Monthly Period.

          (b) The definition of the term "Recoveries" is amended to read in its entirety as follows:

          "Recoveries" shall mean all amounts received by the Servicer with respect to Receivables which have previously become Defaulted Receivables, including Insurance Proceeds, and shall include any cash proceeds received by the Sellers initially upon the sale or re-securitization by the Sellers of Defaulted Receivables removed from the Trust to the extent such sale or re-securitization is made pursuant to a Grouped Charge Off Disposition, and excluding, in the case of any such Defaulted Receivables removed from the Trust, (a) any amount received by the Sellers other than pursuant to a Grouped Charge Off Disposition and (b) any amounts received by the Sellers with respect to Defaulted Receivables removed from the Trust pursuant to a Grouped Charge Off Disposition if such amounts do not constitute cash proceeds received by the Sellers upon the initial sale or re-securitization of such Defaulted Receivables.

                                   ARTICLE III

                                  MISCELLANEOUS

          SECTION 3.01. Ratification of Agreement. As amended by this Amendment, the Agreement is in all respects ratified and confirmed and the Agreement as amended by this Amendment shall be read, taken and construed as one and the same instrument.

          SECTION 3.02. Amendment. The Agreement may be amended from time to time only if the conditions set forth in Section 13.01 of the Agreement are satisfied.

          SECTION 3.03. Counterparts. This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

          SECTION 3.04. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED
IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

          IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

                                              PROVIDIAN NATIONAL BANK,
                                              Seller and Servicer,


                                              By: /s/ Michael K. Riley
                                                  -----------------------------
                                                 Name: Michael K. Riley
                                                 Title: Vice President

                                              BANKERS TRUST COMPANY,
                                              Trustee,


                                              By: /s/ Peter Becker
                                                  -----------------------------
                                                 Name: Peter Becker
                                                 Title: Assistant Vice President